Exhibit 5.1

JOSEPH I. EMAS

ATTORNEY AT LAW

1224 WASHINGTON AVENUE

MIAMI BEACH, FLORIDA 33139

(305) 531-1174

May 20, 2005

World Health Alternatives, Inc.

Re:	Registration Statement on Form SB-2

Gentlemen:

I have acted as counsel for World Health Alternatives, Inc., a Florida corporation (the “Company”), in connection with the preparation of this Post Effective Registration Statement on Form SB-2 and all amendments thereto filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public sale of 22,010,305 shares of common stock offered for public resale by certain selling security holders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In connection with rendering the opinion as set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended, (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that (i) the shares issuable by the Company pursuant to this Registration Statement will be validly issued, fully paid and nonassessable; and (ii) that the outstanding shares of common stock to be sold by the selling security holders will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and all amendments thereto and to the references to this firm in the Registration Statement. In giving this consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ JOSEPH I. EMAS
Joseph I. Emas